Exhibit 1.11

REPORT OF RESULT OF TAKE-OVER BID
SECTION 147.10 OF THE SECURITIES ACT (QUÉBEC)

1.     Name and address of the Offeree issuer:

  Falconbridge Limited ("Falconbridge")
  181 Bay Street, Suite 200
  Toronto, ON  M5J 2T3

2.     Name and address of the Offeror:

  Xstrata Canada Inc. (the "Offeror")
  c/o Xstrata plc
  Bahnhofstrasse 2
  6301 Zug
  Switzerland

3.     The Bid:

  The Offeror, pursuant to its offer dated May 18, 2006 (the "Original Offer"), as varied, amended, and supplemented by the notice of extension dated July 7, 2006, the notice of variation dated July 11, 2006, the notice of variation dated July 21, 2006, and the notice of extension dated August 15, 2006 (as varied, amended and supplemented, the "Offer"), made an offer to purchase all of the outstanding common shares of Falconbridge together with the associated rights (the "SRP Rights") under the shareholder rights plan of Falconbridge (collectively, the "Common Shares"), which includes Common Shares that may become outstanding after the date of the Original Offer upon the conversion, exchange or exercise of any securities of Falconbridge (other than the SRP Rights) that are convertible into or exchangeable or exercisable for Common Shares, other than any Common Shares owned directly or indirectly by Xstrata plc.

4.     Results of the Bid:

  The Offeror took up and paid for an aggregate of 276,879,358 Common Shares under the Offer, representing approximately 72.9% of the issued and outstanding Common Shares on a fully-diluted basis. Together with its associates and affiliates, the Offeror beneficially owns 369,101,784 Common Shares, representing approximately 97.1% of the issued and outstanding Common Shares on a fully-diluted basis.

  The Offeror intends to exercise its right, pursuant to the compulsory acquisition provisions of section 188 of the Business Corporations Act (Ontario), to acquire all the Common Shares it did not acquire under the Offer.

DATED this 28th day of August, 2006

XSTRATA CANADA INC.
by	/s/ BENNY STEVEN LEVENE Name: Benny Steven Levene Title: President and Secretary